CINAR Reiterates Objectives, Deplores Chapman's Tactics of Personal Denigration

MONTREAL, CANADA -- APRIL 14, 2003 --Further to the publication of an advertisement of questionable taste in The Globe & Mail by Chapman Capital L.L.C., CINAR Corporation reiterated the Company's objectives for the future and deplored the constant use of tactics of personal denigration adopted by this shareholder to criticize both the management of the Company and its vision of CINAR for the future.

"Mr. Chapman had the opportunity to express his opinion last week at the annual meeting of shareholders during which the Board was re-elected by the majority of shareholders, even if we exclude the founding couple's control stake. Mr. Chapman did not even bother to attend," said Robert Despres, CINAR's Chairman of the Board. "His objectives as the head of a vulture fund which invested in CINAR late in the game are short term. He wants us to sell the Company at bargain basement prices to allow him to make a quick and easy profit. His goals do not coincide with those of CINAR's Board or management, which want to grow the value of the Company. He clearly will say and do just about anything to remove from his path anyone who does not share his short-term objectives. Mr. Chapman pursues his own interests but not those of the Company and shareholders as a whole."

At the annual and special meeting of CINAR shareholders which took place on April 9, 2003, Mr. Despres indicated that CINAR is not currently actively pursuing the sales transaction process that began in 2001, but that it is receiving inquiries in respect of the sale of the Company through its financial advisors. Accordingly, the Company has and will, from time to time, hold discussions, enter into confidentiality agreements and possibly negotiations.

During the shareholders' meeting, the Company also explained that it is gearing up for growth and will seek to have the cease-trade order on its shares lifted by the Quebec Securities Commission and other securities authorities. It will also take the necessary steps to have CINAR relisted on a stock exchange. Among significant accomplishments for the year, the Company listed the settlement of class action and other lawsuits in Canada and the United States, the reinstatement of CINAR for funding eligibility with Telefilm Canada and the appointment of a new president.

Avenues for growth outlined by CINAR'S new president and CEO, Stuart Snyder, include synergies between the Entertainment and Education divisions  the development of new licensing and merchandising opportunities while maximizing profits from the entertainment library and expanding the Company's market to include 6- to 11-year-olds. Mr. Snyder also indicated that the Company would be targeting new live-action family feature films specifically made for the growing DVD and Television market and would be on the look-out for strategic acquisition opportunities. He emphasized his conviction that that the newly created Live Entertainment Division would contribute greatly to CINAR's future growth and profitability. The Company's goals for the Education Division aim at increasing market share in the industry through new products, new sales strategies and potential strategic acquisitions.

About CINAR

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families. CINAR's web site is  (www.cinar.com).

This release may include information that could constitute forward-looking statements made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995 (U.S.). Forward-looking statements are identified by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may" and other similar expressions. Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.

FOR FURTHER INFORMATION PLEASE CONTACT:

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 Nathalie Bourque

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